Blackstone Real Estate Income Trust Completes $5.8 Billion Acquisition of Preferred Apartment Communities, Inc.

ATLANTA & NEW YORK, June 23, 2022 – Blackstone (NYSE: BX) and Preferred Apartments Communities, Inc. (NYSE: APTS) (“PAC” or the “Company”) today announced that Blackstone Real Estate Income Trust, Inc. (“BREIT”) has completed its previously announced acquisition of PAC for $25.00 per share of common stock, without interest, in an all-cash transaction valued at approximately $5.8 billion. The holders of each series of PAC’s preferred stock will receive the $1,000 per share liquidation preference for each share of preferred stock plus accrued but unpaid dividends thereon, without interest. As a result of the transaction, PAC’s common stock will no longer be listed on any public market.

Joel T. Murphy, PAC’s Chairman and Chief Executive Officer, said, “Today’s closing of BREIT’s acquisition of PAC marks the beginning of an exciting new chapter for PAC. This outcome, with over 99% of voting stockholders supporting the acquisition, reinforces the merits of this transaction and the value of the hard work our team has done leading up to and throughout this process. I would like to thank the Blackstone team for being so collaborative as we worked together to achieve this result. We look forward to the next phase for PAC.”

Jacob Werner, Co-Head of Americas Acquisitions for Blackstone Real Estate, said, “We are pleased to complete this acquisition on behalf of our BREIT investors and welcome the talented PAC team to Blackstone. Inclusive of this transaction, approximately half of BREIT’s portfolio comprises residential properties largely located in the West and South regions of the U.S., which are seeing robust demand and stable occupancy. PAC’s portfolio of high-quality multifamily in key SunBelt markets and grocery anchored retail centers is a complementary addition to BREIT’s portfolio of stabilized, income-generating assets, and we look forward to being long-term owners of these properties.”

Jones Lang LaSalle Limited, BofA Securities, Lazard Frères & Co. LLC and Wells Fargo Securities LLC served as BREIT’s financial advisors, and Simpson Thacher & Bartlett LLP acted as BREIT’s legal counsel.

Goldman Sachs & Co. LLC served as PAC’s lead financial advisor. KeyBanc Capital Markets, Inc. and JonesTrading Institutional Services, LLC. also served as financial advisors to PAC. King & Spalding LLP and Vinson & Elkins LLP served as the Company’s legal counsel.

The transaction was announced on February 16, 2022.

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery-anchored shopping centers. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of March 31, 2022, the Company owned or was invested in 113 properties in 13 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

About Blackstone Real Estate Income Trust, Inc.
Blackstone Real Estate Income Trust, Inc. (“BREIT”) is a perpetual-life, institutional quality real estate investment platform that brings private real estate to income focused investors. BREIT invests primarily in stabilized, income-generating U.S. commercial real estate across key property types and to a lesser extent in real estate debt investments. BREIT is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $298 billion in investor capital under management. Further information is available at www.breit.com.

Contacts

Preferred Apartment Communities, Inc. Contacts

Investors
Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
jisakson@pacapts.com

Paul Cullen, Executive Vice President-Investor Relations
(770) 818-4144
PCullen@pacapts.com

Media
Longacre Square Partners
Dan Zacchei / Joe Germani
DZacchei@longacresquare.com / JGermani@longacresquare.com

Blackstone Media Contact
Jeffrey Kauth
(212) 583-5395
Jeffrey.Kauth@Blackstone.com